Exhibit (g)(5)
Execution Copy
GLOBAL CUSTODY AGREEMENT
BETWEEN
GOLDMAN SACHS VARIABLE INSURANCE TRUST
AND
JPMORGAN CHASE BANK, N.A.
June 30, 2006

GLOBAL CUSTODY AGREEMENT
TABLE OF CONTENTS

1. INTENTION OF THE PARTIES; DEFINITIONS		4

1.1	Intention of the Parties	4
1.2	Definitions	4

2. WHAT BANK IS REQUIRED TO DO		6

2.1	Set Up Accounts	6
2.2	Cash Account	7
2.3	Segregation of Assets; Nominee Name	7
2.4	Settlement of Trades	7
2.5	Contractual Settlement Date Accounting	8
2.6	Actual Settlement Date Accounting	8
2.7	Income Collection (Autocredit®)	9
2.8	Certain Ministerial Acts	9
2.9	Corporate Actions	9
2.10	Proxies	10
2.11	Statements	12
2.12	Access to Bank's Records	12
2.13	Maintenance of Financial Assets at Subcustodian Locations	13
2.14	Tax Reclaims	13
2.15	Foreign Exchange Transactions	13
2.16	Service Level Agreement	13
2.17	Supervision	13

3. INSTRUCTIONS		14

3.1	Acting on Instructions; Unclear Instructions	14
3.2	Confirmation of Oral Instructions/ Security Devices	14
3.3	Instructions; Contrary to Law/Market Practice	14
3.4	Cut-off Times	15

4. FEES EXPENSES AND OTHER AMOUNTS OWING TO BANK		15

4.1	Fees and Expenses	15
4.2	Overdrafts	15

5. SUBCUSTODIANS, SECURITIES DEPOSITORIES AND OTHER AGENTS		15

5.1	Appointment of Subcustodians	15
5.2	Liability for Subcustodians	16
5.3	Use of Agents	17

6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER		17

6.1	Representations of Customer and Bank	17
6.2	Customer to Provide Certain Information to Bank	18
6.3	Customer is Liable to Bank Even if it is Acting for Another Person	18

7. WHEN BANK IS LIABLE TO CUSTOMER		18

7.1	Standard of Care; Liability	18
7.2	Force Majeure	19
7.3	Bank Can Consult With Counsel	20
7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result	20

8. TAXATION		20

8.1	Tax Obligations	20
8.2	Tax Relief Services	21

9. TERMINATION		22

10. MISCELLANEOUS		22

10.1	Notices	22
10.2	Successors and Assigns	22
10.3	Interpretation	22
10.4	Entire Agreement	22
10.5	Information Concerning Deposits at Bank's London Branch	23
10.6	Insurance	23
10.7	Security Holding Disclosure	23
10.8	USA PATRIOT Act Disclosure	24
10.9	Governing Law and Jurisdiction	24
10.10	Severability; Waiver; and Survival	24
10.11	Counterparts	25
10.12	No Third Party Beneficiaries	25
10.13	Records	25

10.14	Statutory Trust	25
10.15	Additional Portfolios	25
10.16	Use of Name	26
10.17	Proprietary and Confidential Information	26
10.18	Section 17(f)	26
10.19	Reports to Fund by Independent Public Accountants	27

	Schedule 1 - Listing of Funds

	Schedule 2 - Fee Schedule

	Schedule 3 - Security Management

	Riders
          Cash Sweep Rider
          Mutual Fund Rider
          Russia Rider

GLOBAL CUSTODY AGREEMENT
     This Agreement, dated June 30, 2006, is between JPMORGAN CHASE BANK, N.A. (“Bank”), with a place of business at 3 Chase MetroTech Center, Brooklyn, New York; and the Goldman Sachs Variable Insurance Trust funds listed on Schedule 1 (“Customer”) with a place of business at One New York Plaza, New York, NY 10004.
1. INTENTION OF THE PARTIES; DEFINITIONS
1.1 Intention of the Parties
     (a) This Agreement sets out the terms governing custodial, settlement and certain other associated services offered by Bank to Customer. Bank will be responsible for the performance of only those Securities custody duties that are set forth in this Agreement. Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services hereunder.
     (b) Investing in foreign markets may be a risky enterprise. The holding of Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special considerations. Bank will not be liable for any loss that results from the general risks of investing or Country Risk.
1.2 Definitions
     (a) As used herein, the following terms have the meaning hereinafter stated.
     “Account” has the meaning set forth in Section 2.1 of this Agreement.
     “Affiliate” means an entity controlling, controlled by, or under common control with, Bank.
     “Affiliated Subcustodian” means a Subcustodian that is an Affiliate.
     “Applicable Law” means any statute, whether national, state or local, applicable in the United States or any other country, the rules of the treaty establishing the European Community, any other law, rule, regulation or interpretation of any governmental entity, any applicable common law, and any decree, injunction, judgment, order, ruling, or writ of any governmental entity.
     “Authorized Person” means any person who has been designated by written notice from Customer (or by any agent designated by Customer, including, without limitation, an investment manager) to act on behalf of Customer hereunder. Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

     “Bank Indemnitees” means Bank, its Subcustodians, and their respective nominees, directors, officers, employees and agents.
     “Bank’s London Branch” means the London branch office of JPMorgan Chase Bank, N.A.
     “Cash Account” has the meaning set forth in Section 2.1(a)(ii).
     “Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include proxy solicitations.
     “Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.
     “Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.
     “Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.
     “Instructions” means instructions which: (i) contain all necessary information required by Bank to enable Bank to carry out the Instructions; (ii) are received by Bank in writing or via Bank’s electronic instruction system, SWIFT, telephone, tested telex, facsimile or such other methods as are for the time being agreed by Customer (or an Authorized Person) and Bank; and (iii) Bank believes in good faith have been given by an Authorized Person and are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify; provided, however, that Instructions shall mean a writing signed or initialed by two or more persons as the Board of Trustees of Customer shall have from time to time authorized for purposes of the payment of Customer monies for any expense incurred by Customer, including but not limited to payments for interest, taxes, management, accounting, transfer agent and legal fees and operating expenses.
     “Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

     “Securities” means stocks, bonds, rights, warrants, and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. “Securities” also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.
     “Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited pursuant hereto.
     “Securities Depository” has the meaning set forth in Section 5.1 of this Agreement.
     “Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.
     “Securities Intermediary” means Bank, a Subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.
     “Subcustodian” has the meaning set forth in Section 5.1 and includes Affiliated Subcustodians.
     (b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.
2. WHAT BANK IS REQUIRED TO DO
2.1 Set Up Accounts
     (a) Bank will establish and maintain the following accounts (“Accounts”):
(i)	a Securities Account in the name of Customer for each of its investment portfolios (“Funds”) for Financial Assets, which may be received by or on behalf of Bank or its Subcustodian for the account of Customer, including as an Entitlement Holder; and

(ii)	an account in the name of Customer for each of its Funds (“Cash Account”) for any and all cash in any currency received by or on behalf of Bank for the account of Customer.
Notwithstanding paragraph (ii), cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or a Securities Depository will be held in that manner and will not be part of the Cash Account.

     (b) At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.
2.2 Cash Account
     Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank or at Bank’s London Branch. Any cash so deposited with Bank’s London Branch will be payable exclusively by Bank’s London Branch in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency.
2.3 Segregation of Assets; Nominee Name
     (a) Bank will identify in its records that Financial Assets credited to Customer’s Securities Account belong to each specifically identified Fund of Customer (except as otherwise may be agreed by Bank and Customer).
     (b) To the extent permitted by Applicable Law or market practice, Bank will require each Subcustodian to identify in its own records that Financial Assets held at such Subcustodian by Bank on behalf of its customers belong to customers of Bank, such that it is readily apparent that the Financial Assets do not belong to Bank or the Subcustodian.
     (c) Bank is authorized, in its discretion,
(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank or its Subcustodian in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depositary, settlement system or dematerialized book entry or similar systems; and

(iii)	to register in the name of Customer, Bank, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.
     (d) Bank is authorized, when directed to do so by Customer, to hold Financial Assets at third parties and to register Financial Assets in broker “street name” or in the name of other third parties (or their nominees). Notwithstanding Section 7.1, Bank shall have no liability for any loss of Financial Assets or other damages resulting from holding or registering Financial Assets as so directed by the Customer.
Customer authorizes Bank or its Subcustodian to hold Financial Assets in omnibus accounts and will accept delivery of Financial Assets of the same class and denomination as those with Bank or its Subcustodian.

2.4 Settlement of Trades
(a) When Bank receives an Instruction directing settlement of a transaction in Financial Assets that includes all information required by Bank, Bank will use reasonable care to effect such settlement as instructed. Bank shall conduct settlement of transactions in Financial Assets in accordance with prevailing standards of the market in which the transaction occurs provided that such standards are generally accepted by Institutional Clients. For the avoidance of doubt, such standards shall include practices regarding delivery against receipt or delivery in advance of receipt that may be prevailing in the applicable market for the type of transaction being settled. Without limiting the generality of the foregoing, unless otherwise directed by Customer, the risk of loss will be Bank’s for all transactions for which delivery versus receipt is the prevailing standard of the market and generally accepted by Institutional Clients if Bank makes delivery before receipt, and the risk of loss will be Customer’s whenever Bank makes delivery in accordance with the prevailing standard of the market and generally accepted by Institutional Clients or when directed by Customer. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will provide prompt notice to the Customer and will contact the counterparty to seek settlement, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action. Bank will forward to Customer’s investment manager all documentation related to any such claim.
     (b) For purposes of this Section 2.4, “Institutional Clients” means U.S. registered investment companies, U.S.-based commercial banks, insurance companies, pension funds or substantially similar financial institutions.
2.5 Contractual Settlement Date Accounting
     (a) Bank will effect book entries on a “contractual settlement date accounting” basis as described below with respect to the settlement of trades in those markets where Bank generally offers contractual settlement date accounting and will notify Customer of those markets from time to time.
(i)	Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at the Bank pending settlement of the trade where not already delivered.

(ii)	Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at the Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the Financial Assets that are awaiting receipt until Bank or a Subcustodian actually receives them.
Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

     (b) Bank may (in its absolute discretion) upon oral or written notification to Customer reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement, and Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in this sub-section are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.
2.6 Actual Settlement Date Accounting
     With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received by Bank.
2.7 Income Collection (Autocredit®)
     (a) Bank will credit the Cash Account with income and sale proceeds on Financial Assets in accordance with the times notified by Bank from time to time on or after the anticipated payment date, net of any taxes that are withheld by Bank or any third party. Where no time is specified for a particular market, income and sale proceeds from Financial Assets will be credited only after actual receipt and reconciliation. Bank may reverse such credits upon oral or written notification to Customer that Bank believes that the corresponding payment will not be received by Bank within a reasonable period or such credit was incorrect.
     (b) Bank will make good faith efforts to timely contact appropriate parties to collect unpaid interest, dividends, tax reclaims or redemption proceeds, but neither Bank nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action. Bank will provide immediate notice to Customer of unpaid income and will provide Customer’s investment manager with all documentation related to any such claim.
2.8 Certain Ministerial Acts
 Until Bank receives Instructions to the contrary, Bank will:
(a)	present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(b)	execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets;

(c)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title; and,

(d)	provide information concerning the Accounts to Subcustodians, Securities

Depositories, counterparties, issuers of Financial Assets, governmental entities, securities exchanges, self-regulatory entities, and similar entities to the extent required by Applicable Law or as may be required in the ordinary course by market practice or otherwise in order to provide the services contemplated by this Agreement.
2.9 Corporate Actions
     (a) Bank will notify Customer of any Corporate Action of which information is either (i) received by it or a Subcustodian to the extent that Bank’s central corporate actions department has actual knowledge of the Corporate Action in time to notify its customers in a timely manner; or (ii) published via a formal notice in publications and reporting services routinely used by Bank for this purpose in time for Bank to notify its customers in a timely manner. Bank also will notify Customer of any class action litigation for which information is received by Bank’s central corporate actions department. Bank shall not be liable for any Liabilities arising out of Bank’s failure to identify Customer’s interest in any class action litigation unless Bank’s failure to notify Customer results from Bank’s negligence, bad faith or willful misconduct. Bank does not commit, however, to provide information concerning Corporate Actions or class action litigation relating to Financial Assets being held at Customer’s request in a name not subject to the control of Bank or its Subcustodian.
     (b) If an Authorized Person fails to provide Bank with timely Instructions with respect to any Corporate Action or class action, neither Bank nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action or class action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9 (a) with respect to that Corporate Action or class action. Notwithstanding and in no way limiting the above, if an Authorized Person fails to provide Bank with timely Instructions with respect to any Corporate Action, upon request by Customer Bank shall use its best efforts to carry out such Instructions to the extent circumstances permit.
     (c) Bank may sell or otherwise dispose of fractional interests in Financial Assets arising out of a Corporate Action or class action litigation and, to the extent necessary to protect Customer’s interest in that Corporate Action or class action, credit the Cash Account with the proceeds of the sale or disposition. If some, but not all, of an outstanding class of Financial Asset is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such class of Financial Asset in any manner Bank deems to be fair and equitable.
     (d) Notices of Corporate Actions and class actions dispatched to Customer may have been obtained from sources which Bank does not control and may have been translated or summarized. Although Bank believes such sources to be reliable, Bank has no duty to verify the information contained in such notices nor the faithfulness of any translation or summary and therefore does not guarantee its accuracy, completeness or timeliness, and shall not be liable to Customer for any loss that may result from relying on such notice.

2.10 Proxies
     (a) Subject to and upon the terms of this sub-section, Bank will provide Customer with information which it receives on matters to be voted upon at meetings of holders of Financial Assets (“Notifications”), and Bank will act in accordance with Customer’s Instructions in relation to such Notifications (“the active proxy voting service”). If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank’s only obligation will be to provide, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an “information only” basis.
     (b) The active proxy voting service is available only in certain markets, details of which are available from Bank on request. Provision of the active proxy voting service is conditional upon receipt by Bank of a duly completed enrollment form as well as additional documentation that may be required for certain markets.
     (c) Bank will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions are not received in a timely manner, Bank will not be obligated to provide further notice to Customer and shall not be obliged to vote. It is Customer’s obligation to monitor the agreed means of providing Notifications to determine if new Notifications have been received.
     (d) Bank reserves the right to provide Notifications or parts thereof in the language received. Bank will attempt in good faith to provide accurate and complete Notifications, whether or not translated.
     (e) Customer acknowledges that Notifications and other information furnished pursuant to the active proxy voting service (“information”) are proprietary to Bank and that Bank owns all intellectual property rights, including copyrights and patents, embodied therein. Accordingly, Customer will not make any use of such information except in connection with the active proxy voting service.
     (f) In markets where the active proxy voting service is not available or where Bank has not received a duly completed enrollment form or other relevant documentation requesting the provision of the active proxy voting service on behalf of the Customer, Bank will not provide Notifications to Customer but will endeavor to act upon Instructions to vote on matters before meetings of holders of Financial Assets where it is reasonably practicable for Bank (or its Subcustodians or nominees as the case may be) to do so and where such Instructions are received in time for Bank to take timely action (the “passive proxy voting service”).
     (g) Customer acknowledges that the provision of proxy voting services (whether active or passive) may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:
(i)	the Financial Assets being on loan or out for registration,

(ii)	the pendency of conversion or another corporate action;

(iii)	Financial Assets being held at Customer’s request in a name not subject to the control of Bank or its Subcustodian;

(iv)	in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting;

(v)	local market regulations or practices, or restrictions by the issuer;

(vi)	Bank may be required to vote all shares held for a particular issue for all of Bank’s customers on a net basis(i.e. a net yes or no vote based on voting instructions received from all its customers). Where this is the case, Bank will inform Customer by means of the Notification.
     (h) Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements, in performing active or passive voting proxy services Bank will be acting solely as the agent of Customer, and will not exercise any discretion, with regard to such proxy services or vote any proxy except when directed by an Authorized Person.
2.11 Statements and Information Available On-Line
     (a) Bank will send, or make available on-line, to Customer, at times mutually agreed upon, a formal statement of account in Bank’s standard format as agreed to by Customer and Bank, from time to time, for each Account maintained by Customer with Bank, identifying the Financial Assets and cash held in each Account (each such statement a “Statement of Account"). Additionally, Bank will send (or make available on-line to) Customer an advice or notification of any transfers of cash or Financial Assets with respect to each Account. Bank will not be liable with respect to any matter set forth in those portions of any Statement of Account or any such advice (or reasonably implied therefrom) to which Customer has not given Bank a written exception or objection within sixty (60) days of receipt of the Statement of Account, provided such matter is not the result of Bank’s willful misconduct, negligence or bad faith. References in this Agreement to Statements of Account include Statements of Account in electronic form.
     (b) Prices and other information obtained from third parties which may be contained in any Statement of Account or other statement sent to Customer have been obtained from sources Bank believes to be reliable. Bank does not, however, make any representation as to the accuracy of such information or that the prices specified necessarily reflect the proceeds that would be received on a disposal of the relevant Financial Assets.
     (c) Customer acknowledges that information available to it on-line with respect to transactions posted after the prior business day may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such information accessed on-line. For the avoidance of doubt, Customer may rely on the accuracy of any intraday report to the extent that such report (i)

explicitly states it is a final report or (ii) contains historical data that has been posted prior to the current business day.
2.12 Access to Bank’s Records
     Bank will allow Customer’s independent public accountants, or other designated representatives of Customer, such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer’s affairs. Subject to restrictions under Applicable Law, Bank also will obtain an undertaking to permit Customer’s independent public accountants, reasonable access to the records of any Subcustodian of Securities held in the Securities Account as may be required in connection with such examination.
2.13 Maintenance of Financial Assets at Subcustodian Locations
     (a) Unless Instructions require another location acceptable to Bank, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held. Bank reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Schedule A to this Agreement, as in effect from time to time.
     (b) Bank will not be obliged to follow an Instruction to hold Financial Assets with, or have them registered or recorded in the name of, any person not chosen by Bank. However, if Customer does instruct Bank to hold Securities and/or cash with or register or record Securities in the name of a person not chosen by Bank and Bank agrees to do so, the consequences of doing so are at Customer’s own risk and Bank (i) will not be liable therefore and (ii) may not provide services under this Agreement with respect to Securities or cash so held, including, without limitation, services provided under Sections 2.8, 2.9, 2.10, and 8.2.
2.14 Tax Relief Services
     Bank will provide tax relief services as provided in Section 8.2.
2.15 Foreign Exchange Transactions
     To facilitate the administration of Customer’s trading and investment activity, Bank may, but will not be obliged to, enter into spot or forward foreign exchange contracts with Customer, or an Authorized Person, and may also provide foreign exchange contracts and facilities through its Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such contracts, but Bank may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Bank, its Affiliates or Subcustodians enter into a master foreign exchange contract that covers foreign exchange transactions for the Accounts, the terms and conditions of that foreign exchange contract and, to the extent not inconsistent, this Agreement, will apply to such transactions.

2.16 Service Level Agreement
     Bank agrees to be subject to written service level standards, which will be embodied in a Service Level Agreement between Bank and Customer.
2.17 Supervision
     Bank shall supervise the performance by its employees or agents of custodial services provided in connection with this Agreement. Bank shall provide appropriate training for employees and implement supervisory procedures for all services provided hereunder by its agents and employees.
3. INSTRUCTIONS
3.1 Acting on Instructions; Unclear Instructions
     (a) Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify the Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the Bank Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Bank is authorized to reasonably rely under the terms of this Agreement.
     (b) Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.
     (c) Bank may (in its sole discretion and without affecting any part of this Section 3.1) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Bank will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.
     (d) In executing or paying a payment order Bank may rely upon the identifying number (e.g. Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued by Customer to Bank in Customer’s name.
3.2 Confirmation of Oral Instructions/ Security Devices
     Any Instructions delivered to Bank by telephone will promptly thereafter be confirmed in writing by an Authorized Person. Each confirmation is to be clearly marked “Confirmation.” Bank will not be liable for having followed such Instructions notwithstanding the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the telephone Instructions received. Either party may record any of their telephonic communications. Customer will comply with any security procedures reasonably required by Bank from time to time with respect to verification of Instructions. Customer will be responsible for safeguarding any test keys, identification codes or other security devices that Bank will make available to Customer or any Authorized Person.
3.3 Instructions; Contrary to Law/Market Practice
     Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, but Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.
3.4 Cut-off Times
     Bank has established cut-off times for receipt of some categories of Instruction, which categories and cut-off times will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.
4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK
4.1 Fees and Expenses
     Customer will pay Bank for its services hereunder the fees set forth in Schedule 2 hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing by governmental authorities, issuers, or their agents. Customer authorizes Bank to deduct amounts owing to it from the Cash Account, for any such fees or expenses from time to time in arrears, subject to prior approval by Customer.
4.2 Overdrafts
     If a debit to any currency in the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) or refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by Bank from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the applicable currency in the Account.

5. SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS
5.1 Appointment of Subcustodians; Use of Securities Depositories
     (a) Bank is authorized under this Agreement to act through and hold Customer’s Financial Assets with subcustodians, being at the date of this Agreement the entities listed in Schedule A and/or such other entities as Bank may appoint as subcustodians (“Subcustodians”). Bank will use reasonable care in the selection and continued appointment of such Subcustodians. In addition, Bank and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in, any securities depository, settlement system, dematerialized book entry system or similar system that meets the requirements of Rule 17f-4, or 17f-7 as applicable, under the Investment Company Act, (together a “Securities Depository”) on such terms as such systems customarily operate and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such systems.
     (b) Any agreement Bank enters into with a Subcustodian for holding Bank’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. Where a Subcustodian deposits Securities with a Securities Depository, Bank will cause the Subcustodian to identify on its records as belonging to Bank, as agent, the Securities shown on the Subcustodian’s account at such Securities Depository. Bank shall identify on its books as belonging to each applicable Fund the securities held by each Subcustodian or Securities Depository. This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.
     (c) Bank will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Bank will make reasonable endeavors, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file a proof claim in any insolvency proceeding, or take any similar action. Bank shall be liable to Customer for any loss or damage to Customer resulting from Bank’s use of a Securities Depository by reason of any negligence, or willful misconduct of Bank or any of its agents (for avoidance of doubt, a Securities Depository is not an agent of the Bank) or of any of their employees.
5.2 Liability for Subcustodians
     (a) Subject to Section 7.1(b), Bank will be liable for direct losses incurred by Customer that result from:
(i)	the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful misconduct of such Subcustodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Subcustodian.
     (b) Subject to Section 5.1(a) and Bank’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by Bank in its oversight process, Bank will not be responsible for the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.
     (c) Bank reserves the right to add, replace or remove Subcustodians. Bank will give prompt notice of any such action, which will be advance notice if practicable. Upon request by Customer, Bank will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.
5.3 Use of Agents
     (a) Bank may provide certain services under this Agreement through third parties, which may be Affiliates. Except to the extent provided in Section 5.2 with respect to Subcustodians, Bank will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services that it may not customarily provide itself, including, without limitation, delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation. Nevertheless, Bank will be liable for the performance of any such broker selected by Bank that is an Affiliate to the same extent as Bank would have been liable if it performed such services itself.
     (b) In the case of the sale under Section 2.8 of a fractional interest (or in other cases where Customer has requested Bank to arrange for execution of a trade) Bank will place trades with a broker which is an Affiliate to the extent that Bank has established a program for such trading with such Affiliate. An affiliated broker may charge its customary commission (or retain its customary spread) with respect to any such transaction.
6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER
6.1 Representations of Customer and Bank
     (a) Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to borrow money or otherwise incur indebtedness as contemplated by this Agreement, and to enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; and (iv) it is a resident of the United States and shall notify Bank of any changes in residency.
     (b) Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.
     Bank may rely upon the above or the certification by Customer of such other facts as may be required to administer Bank’s obligations hereunder. Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.
6.2 Customer to Provide Certain Information to Bank
     Upon request, Customer will promptly provide to Bank such information about itself and its financial status as Bank may reasonably request, including Customer’s organizational documents and its current audited and unaudited financial statements.
6.3 Customer is Liable to Bank Even if it is Acting for Another Person
     If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash, or Financial Asset, Bank nevertheless will exercise reasonable care in treating Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account, in the absence of negligence or willful misconduct by Bank, its employees or agents. The foregoing will not affect any rights Bank might have against Customer’s principal.
7. WHEN BANK IS LIABLE TO CUSTOMER
7.1 Standard of Care; Liability
     (a) Bank will use reasonable care in performing its obligations under this Agreement. Bank will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.
     (b) Bank will be liable for Customer’s direct damages to the extent they result from Bank’s negligence or willful misconduct in performing its duties as set out in this Agreement and to the extent provided in Section 5.2(a). Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance hereunder, or Bank’s role as custodian.

     (c) Customer will indemnify the Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the Bank Indemnitees in connection with or arising out of (i) Bank’s performance under this Agreement, provided the Bank Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any Bank Indemnitee’s status as a holder of record of Customer’s Financial Assets provided that Bank uses reasonable care to provide prompt notice to Customer of the circumstances and all pertinent facts related to the claim for indemnification. Nevertheless, Customer will not be obligated to indemnify any Bank Indemnitee under the preceding sentence with respect to any Liability for which Bank is liable under Section 5.2 of this Agreement.
     (d) Subject to, and without limiting Subsections 7.1 (a), (b) or (c), Bank will have no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions (provided however, that the Bank will, in the case of a faxed Instruction call another Authorized Person and read the faxed Instruction back for confirmation); (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash; or (v) except to the extent (if any) as stated in the SLA, in the ordinary course of business, review or reconcile trade confirmations received from brokers (and Customer or its Authorized Persons issuing Instructions will bear any responsibility to review such confirmations against Instructions issued to and Statements of Account issued by Bank).
     (e) If Customer acknowledges in writing that Bank is entitled to indemnification, the Customer shall have the option to defend Bank against any claim which may be the subject of this indemnification, and in the event that the Customer so elects, it will so notify Bank, and thereupon Customer shall take over complete defense of the claim. In the event Customer elects to assume the control of the defense of the claim, Bank may participate in such proceeding and retain additional counsel but shall bear all fees and expenses of such retention of such counsel, unless (i) Customer shall have specifically authorized the retention of such counsel, or (ii) if Customer and Bank agree that the retention of such counsel is required as a result of a conflict of interest. In the event Customer assumes control of any proceeding, Customer shall keep Bank notified of the progress of such proceeding and, upon request, consult with Bank and counsel. Customer will, upon request by Bank, either pay in the first instance or reimburse Bank for any expense subject to indemnity hereunder. Customer shall not settle or compromise any proceeding without the prior written consent of Bank unless (i) such settlement or compromise involves no admission of guilt, wrongdoing, or misconduct by Bank, (ii) such settlement or compromise does not impose any obligations or restrictions on Bank other than obligations to pay money that are subject to indemnity under this Agreement and (iii) Customer shall have paid or made arrangements satisfactory to Bank for payment of amounts payable by Bank in connection with such settlement. Bank shall in no case confess any claim or make any compromise in any case which Customer will be asked to indemnify Bank except with the Customer’s prior written consent. Bank shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.
7.2 Force Majeure
     Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it reasonably determines from time to time meet reasonable commercial standards. Bank will have no liability, however, where the Bank has otherwise exercised reasonable care, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except where such fraud or forgery is attributable to Bank, its agents or their employees), malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange).
7.3 Bank May Consult With Counsel
     Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and will not be liable to Customer for any action reasonably taken or omitted in good faith pursuant to such advice.
7.4 Bank Provides Diverse Financial Services and May Generate Profits as a Result
     Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Account or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of these activities. Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information except as otherwise required by the performance of its duties under this Agreement.

8. TAXATION
8.1 Tax Obligations
     (a) Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.
     (b) Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) provision to Bank or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) as a result of any delay by any revenue authority or any other cause beyond the Bank’s control.
     (c) If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).
     (d) Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account. Customer will indemnify and hold Bank harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Bank (i) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (ii) to report interest, dividend or other income paid or credited to the Cash Account, regardless of the reason for such delay or failure, provided, however, that Customer will not be liable to Bank for any penalty or additions to tax due as a result of Bank’s misconduct, negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account. Bank’s liability under this Section 8.1(d) shall be limited to the extent Customer’s misconduct, negligence or omission has been contributory.
8.2 Tax Relief Services
     (a) Subject to the provisions of this Section, Bank will timely and accurately apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income or gain payments on Financial Assets credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimus value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this section.

     (b) The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial assets in the Account or the payment of income.
     (c) Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2 Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.
     (d) Customer confirms that Bank is authorized to disclose any information requested by any revenue authority or any governmental entity in relation to the processing of any tax relief claim.
9. TERMINATION
     Either party may terminate this Agreement on sixty (60) days’ written notice to the other party. If Customer gives notice of termination, it must provide full details of the persons to whom Bank must deliver Financial Assets and cash. If Bank gives notice of termination, then Customer must, within sixty days, notify Bank of details of its new custodian, failing which Bank may elect (at any time after the sixty day notice period) either to retain the Financial Assets and cash until such details are given, continuing to charge fees due (in which case Bank’s sole obligation will be for the safekeeping of the Financial Assets and cash), or deliver the Financial Assets and cash to Customer. Bank will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it reasonably incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.
10. MISCELLANEOUS
10.1 Notices
     Notices (other than Instructions) will be served by registered mail or other courier or mail delivery with delivery confirmation, hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing, or upon confirmed receipt of facsimile. Notice will not be deemed to be given unless it has been received.

10.2 Successors and Assigns
     This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding this prohibition, Customer may assign the right to recover losses to its insurer, investment manager or its affiliates that pay for losses sustained by Customer.
10.3 Interpretation
     Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.
10.4 Entire Agreement
     (a) The following Rider(s) are incorporated into this Agreement:
—	Cash Trade Execution;

XX	Cash Sweep;

XX	Russia Rider

_XX	Mutual Fund.
     (b) This Agreement, including the Schedules, Exhibits, and Riders (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.
10.5 Information Concerning Deposits at Bank’s London Branch
     Under U.S. federal law, deposit accounts that Customer maintains in Bank’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of Bank’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks. However, the Financial Services Compensation Scheme (the “FSCS”) was created under the Financial Services and Markets Act 2000. The terms of the FSCS offer protection in connection with deposits and investments in the event of the persons to whom Bank’s London Branch provides services suffering a financial loss as a direct consequence of Bank’s London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, the Customer may have a right to claim compensation from the FSCS. Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is £48,000 and in relation to deposits is £31,700. A detailed description of the FSCS (including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS who can be contacted at 7th Floor, Lloyds Chambers, Portsoken Street, London, E1 8BN.
10.6 Insurance
     Bank will not be required to maintain any insurance coverage for the specific benefit of Customer. Bank agrees to maintain commercially reasonable insurance coverage for errors, omissions, or other acts by Bank, its agents or their employees that result in losses to Customer.
10.7 Security Holding Disclosure
     With respect to Securities and Exchange Commission Rule 14b-2 under The U.S Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.
10.8 USA PATRIOT ACT Disclosure
     Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires JPMorgan to implement reasonable procedures to verify the identity of any person that opens a new account with JPMorgan. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and JPMorgan’s identity verification procedures require JPMorgan to obtain certain information (“identifying information”) from Customer or on some occasions from third parties regarding Customer. Customer agrees to provide JPMorgan with and consents to JPMorgan obtaining from third parties any such identifying information required as a condition of opening an account with or using any Service provided by JPMorgan.
10.9 Governing Law and Jurisdiction
     This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. To the extent that in any jurisdiction Customer or Bank may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, neither Customer nor Bank shall claim, and each hereby irrevocably waives, such immunity.

10.10 Severability; Waiver; and Survival
     (a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.
     (b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.
     (c) Bank’s rights, protections, and remedies under this Agreement shall survive its termination.
10.11 Counterparts
     This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.
10.12 No Third Party Beneficiaries
     A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Notwithstanding this prohibition, this shall not limit the right to recover losses sustained by Customer, by its insurer, investment manager or its affiliates who have paid for such losses.
10.13 Records
     Bank shall with respect to each of the Customer’s investment portfolios create and maintain all records relating to its activities and obligations under this Agreement during and after the term thereof in such manner as will meet the obligations of Customer under the Investment Company Act of 1940, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of Customer and shall at all times during the regular business hours of Bank be open for inspection by duly authorized officers, employees or agents of Customer and employees and agents of the Securities and Exchange Commission. Bank shall, at Customer’s request, supply Customer with a tabulation of securities owned by each portfolio and held by Bank and shall, when requested to do so by Customer and for such compensation as shall be agreed upon between Customer and Bank, include certificate numbers in such tabulations.

10.14 Statutory Trust
     The name “Goldman Sachs Variable Insurance Trust” is the designation of the Board of Trustees for the time being under the Declaration of Trust and all persons dealing with Customer must look solely to the property of Customer for the enforcement of any claims against Customer as neither the Trustees, officers, agents, nor shareholders of Customer assume any personal liability for obligations entered into on behalf of the Customer. No portfolio of Customer shall be liable for any claims against any other portfolio of Customer.
10.15 Additional Portfolios
     In the event that Customer establishes additional series of shares with respect to which it desires to have Bank render services as custodian under the terms hereof, it shall so notify Bank in writing, and if Bank agrees in writing to provide such services, such series of shares shall become a Fund hereunder.
10.16 Use of Name
     Bank agrees not to use Customer’s name nor the name of Goldman, Sachs & Co., its affiliates, designees, or assignees in any material written in a manner not previously, specifically approved in writing by Customer, Goldman, Sachs & Co., or its affiliates, designees, or assignees except where required by the Securities and Exchange Commission or any federal or state agency responsible for regulation of Bank.
10.17 Proprietary and Confidential Information
     Bank agrees on its behalf and on behalf of its employees to treat confidentially and as proprietary information of Customer, all records and other information relative to Customer and its portfolios, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Customer, which approval shall not be withheld where Bank may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Customer. Bank agrees to comply with Customer’s policies related to non-disclosure of portfolio holdings and the provisions of Schedule 3 hereto, Security Management.
10.18 Section 17(f)
     Bank acknowledges that it satisfies the requirements for a company that maintains custody of the investments of a registered management investment company as set forth in Section 17(f) of the Investment Company Act.

10.19 Reports to Fund by Independent Public Accountants
     Bank shall provide the Customer, on behalf of each of the portfolios at such times as the Customer may reasonably require, which shall be at least annually, reports by independent public accountants on the procedures for safeguarding securities, derivatives, futures contracts and options on futures contracts, including securities deposited and/or maintained in a securities system, relating to the services provided by Bank under this Agreement. Such reports shall be of sufficient scope and in sufficient detail as may reasonably be required by Customer to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

GOLDMAN SACHS VARIABLE INSURANCE TRUST

By: Name:	/s/ John Perlowski John Perlowski
Title:	Treasurer
Date:	6-29-06

JPMORGAN CHASE BANK, N.A.

By: Name:	/s/ Carl J. Ferrara Carl J. Ferrara
Title:	Senior Vice President
Date:	6-30-06

Schedule A – Subcustodian Listing
See attached PDF

Schedule 1 – Listing of Funds
Goldman Sachs VIT — Growth and Income Fund
Goldman Sachs VIT — International Equity Fund
Goldman Sachs VIT — CORE U.S. Equity Fund
Goldman Sachs VIT — CORE Small Cap Equity Fund
Goldman Sachs VIT — Capital Growth Fund
Goldman Sachs VIT — Mid Cap Equity Fund
Goldman Sachs VIT — Growth Opportunities
Goldman Sachs VIT — Equity Index Fund
Goldman Sachs VIT — Government Income Fund
Goldman Sachs VIT — Core Fixed Income Fund

Schedule 2 – Fees
Safekeeping and administration charges for U.S. assets are applied as set forth below.

Annual Fee
Asset Based Fee	(in basis points)

All Assets	0.15

Transaction charges for U.S. assets are applied to all transactions effected during the billing period. Transaction prices below presume that JPMorgan receives valid instructions in an electronic format that enables straight-through processing (STP), when applicable; trade instructions that require manual input or repair will incur an additional surcharge.

Transaction type	STP Transaction Fee

Custody Transactions (DVP, RVP or free)
DTC	$5.00
FBE	$5.00
Physical	$25.00
Future/Option	$30.00

Repurchase Agreement (contract recording)	$5.00

Internal Transfer (switch, per side)
Book Entry (DTC or FBE)	$2.50
Physical	$2.50

Memo Entry/Blue Sheet (asset held elsewhere)	$5.00

Cancel & Correct	$5.00

Cash Transaction (credit or debit)
Wire Transfer	$5.00
Book Transfer	$5.00
Check Deposit	$10.00
Check Issue	$10.00

Corporate Actions
Voluntary	Waived
Mandatory	Waived

Re-Registration (plus out-of-pocket)
DTC (DWAC)	$75.00
Physical	$50.00
Private Placement	$100.00

P&I Posting/Paydown
Book-Entry (DTC or FBE)	$3.00
Physical	$10.00
Private Placement	$10.00

Transaction type	STP Transaction Fee

Bond Call	Waived

Stock Dividend
Book-Entry	Waived
Physical	Waived

Redemption
Book-Entry (DTC or FBE)	Waived
Physical	Waived
Private Placement	Waived

Ad valorem safekeeping and administration charges for international assets, including U.S. assets held for non-U.S. investors are applied to the market value of assets held at the end of the billing period. In addition, transaction charges are applied to all securities transactions (including receives/delivers versus payment and free, securities loans (to be paid by securities lending agent), repos, redemptions and corporate actions) effected during the billing period. Transaction prices below presume that JPMorgan receives valid instructions in an electronic format that enables straight-through processing (STP), when applicable; trade instructions that require manual input or repair will incur an additional surcharge.

	Safekeeping & Administration
Country of	Annual Fee in
Investment	basis points	STP Fee

Argentina	15.0	$75.00

Australia	4.0	$40.00

Austria	2.0	$25.00

Bahrain	50.0	$150.00

Bangladesh	40.0	$125.00

Belgium	2.0	$25.00

Bermuda	30.0	$100.00

Botswana	50.0	$150.00

Brazil	10.0	$75.00

Bulgaria	40.0	$200.00

Canada	2.0	$25.00

Chile	20.0	$75.00

China	40.0	$100.00

Colombia	40.0	$100.00

Costa Rica	40.0	$125.00

Croatia	40.0	$125.00

Cyprus	40.0	$125.00

Czech Republic	20.0	$75.00

Denmark	1.75	$25.00

Ecuador	40.0	$125.00

	Safekeeping & Administration
Country of	Annual Fee in
Investment	basis points	STP Fee

Egypt	25.0	$125.00

Estonia	30.0	$100.00

Euro CDs	1.75	$40.00

Euroclear	1.75	$25.00

Finland	1.75	$25.00

France	1.75	$25.00

Germany	1.75	$25.00

Ghana	40.0	$125.00

Greece	7.0	$40.00

Hong Kong	5.0	$35.00

Hungary	15.0	$75.00

Iceland	20.0	$75.00

India	15.0	$75.00

Indonesia	20.0	$75.00

Ireland	1.75	$25.00

Israel	20.0	$75.00

Italy	1.75	$25.00

Ivory Coast	60.0	$150.00

Jamaica	40.0	$125.00

Japan	1.75	$25.00

Jersey	40.0	$125.00

Jordan	40.0	$125.00

Kazakhstan	60.0	$150.00

Kenya	40.0	$125.00

Korea	25.0	$75.00

Latvia	30.0	$100.00

Lebanon	60.0	$150.00

Lithuania	40.0	$125.00

Luxembourg	10.0	$40.00

Malaysia	10.0	$75.00

Malta	40.0	$125.00

Mauritius	60.0	$150.00

Mexico	12.0	$50.00

Morocco	30.0	$100.00

Namibia	40.0	$125.00

Nepal	60.0	$125.00

Netherlands	1.75	$25.00

New Zealand	2.5	$40.00

Nigeria	60.0	$125.00

Norway	2.0	$25.00

Oman	60.0	$150.00

Pakistan	40.0	$125.00

Peru	35.0	$100.00

Philippines	10.0	$50.00

Poland	40.0	$100.00

	Safekeeping & Administration
Country of	Annual Fee in
Investment	basis points	STP Fee

Portugal	2.0	$40.00

Romania	30.0	$100.00

Russia	30.0	$100.00

Singapore	6.0	$40.00

Slovakia	40.0	$125.00

Slovenia	40.0	$125.00

South Africa	10.0	$50.00

Spain	5.0	$35.00

Sri Lanka	30.0	$100.00

Swaziland	50.0	$150.00

Sweden	1.75	$25.00

Switzerland	1.75	$25.00

Taiwan	35.0	$100.00

Thailand	12.0	$75.00

Tunisia	30.0	$100.00

Turkey	10.0	$75.00

Ukraine	60.0	$125.00

United Arab Emirates	50.0	$150.00

United Kingdom	1.25	$15.00

United States	0.15	$5.00

Uruguay	50.0	$125.00

Venezuela	35.0	$100.00

Vietnam	40.0	$125.00

Zambia	40.0	$125.00

Zimbabwe	35.0	$115.00

Currency Movements		Fee

Credits	$5	per account credit

Checks
Received (GBP)	$10	per check
Received (other currencies)	$10	per check
Issued	$10	per check

Payments
SWIFT	$5	per payment
CHAPS	$5	per payment

Book Transfer	$2.5	per transfer

Additional Charges

Service	Fee

Manual/Non-STP Transaction Surcharge (in addition to applicable transaction fee)	$25	per transaction

Corporate Action Notification	Waived	per transaction

Manual Corporate Action Responses	$25	per transaction

Service	Fee

Proxy Voting
Tier A Markets (see list below)	$15	per ballot per account
Tier B Markets (see list below)	$30	per ballot per account
Tier C Markets (see list below)	$60	per ballot per account

Bank and Customer also agree to establish a system whereby the fees paid hereunder may be adjusted based upon the performance of the Bank in carrying out its responsibilities under this Agreement.

Schedule 3 — SECURITY MANAGEMENT
This Schedule specifies requirements for: Information Security, Physical Security, Backup & Contingency Planning and Audit.
Definitions:
•	“Systems and Networks” shall mean hardware, software (including the copies of J.P. Morgan’s proprietary technology and third party technology installed thereon) and telecommunication facilities employed by J.P. Morgan to receive, process, maintain, transmit and store the Data (as defined herein), whether or not such hardware, software and telecommunications facilities are also used to host other parties’ confidential or other information or software.

•	“Attempted Attack” shall mean all of the following preliminary attacker efforts that occur for any incident: port scanning, IP address mapping and OS fingerprinting.
•	“Core Application” shall mean an application implemented to support the services provided to the Funds or GS. This does NOT include desktop productivity applications such as word processors, spreadsheets, etc.

•	“Data” shall mean information on J.P. Morgan applications that relates to the confidential information and services contemplated to be provided under this Agreement.
•	Information Security Management
▪	J.P. Morgan shall have a security policy that explicitly addresses and provides guidance to employees and non-employee workers to ensure the confidentiality, integrity and availability of information and systems maintained or processed by J.P. Morgan. The policies shall be approved by senior management and contain penalties or sanctions for noncompliance. J.P. Morgan’s security policy shall provide a framework for information security management within its overall organization.
•	That policy must have an explicit section on the handling and management of personal information. Explicit procedures must exist that describe how personal information is to be managed, including disposal and destruction of data after its useful life.
▪	J.P. Morgan shall have dedicated resources (e.g. an Information Security manager or group) to foster and focus on information security efforts. The following details of the individuals shall be provided to GS: contact details, a name, phone number and email address.

▪	J.P. Morgan shall have a written security plan that provides a framework for information security management within their organization. The plan should address the following key points:
•	The delegation and assignment of responsibilities for security.

•	Management oversight for the plan and its deployment.

•	The means for managing security within the enterprise. • Policies and procedures for data confidentiality and privacy.

•	Methods of handling sensitive or confidential information received from or with respect to customers.

•	Incident response in the event of a breach of security, or unauthorized disclosure of, customer Data
•	Internal Audit / Security Reviews
▪	Periodic security audits or assessments, including testing of the system of controls, should be performed by an independent audit group within J.P. Morgan on a periodic basis. The audits should include testing of J.P. Morgan’s information security procedures as well.

▪	J.P. Morgan shall provide GS with details from its last security audit or review conducted by a qualified third-party. The details shall include the name of the reviewing company, the date of the review and a general statement on the overall security posture of J.P. Morgan’s Systems and Networks, facilities and operations.

▪	J.P. Morgan shall have a process for correcting control deficiencies that have been identified in audits or assessments, including follow up documentation providing evidence of such corrections.
•	Personnel Practices
•	All employees, non-employee workers, consultants, temporary workers and other persons, such as third party J.P. Morgans and subcontractors, who may have access to J.P. Morgan’s Systems and Networks and facilities shall be made aware of, and be required to adhere to, the security policies of the J.P. Morgan and have training in security practices, including the handling of sensitive or confidential customer information.

•	Employee Remote Electronic Access
▪	Persons electronically accessing the J.P. Morgan’s Systems and Networks remotely must be authenticated using 2-factor authentication.

▪	Employee Remote Access Solutions must technically prevent the export of Data to the person’s local computer situated outside the J.P. Morgan’s facilities.
•	Storage of Data on Mobile Devices
▪	J.P. Morgan must ensure the security of data on distributed devices by requiring the following:
o	No data storage devices that may contain GS Data are permitted to leave J.P. Morgan’s facility without express written permission from J.P. Morgan.

o	Laptops used by J.P. Morgan personnel to conduct GS business or provide services or products to GS must be the property of GS or J.P. Morgan. No personal laptops owned by J.P. Morgan’s personnel may be used for such activities.

o	If any laptop or other mobile hardware contains GS Data, the GS Data shall be encrypted with a minimum 128-bit encryption key length.

o	All GS Data transferred to or from the mobile device must be inventoried and logged, and J.P. Morgan shall retain the inventory files and logs for ninety (90) days after termination or expiration of this Agreement

o	Suspected loss or theft of any device which may contain GS Data must be reported immediately by J.P. Morgan personnel to J.P. Morgan, and reported immediately by J.P. Morgan to GS.
▪	Outsourcing/Subcontracting/Reliance by J.P. Morgan on Third Parties:
▪	If J.P. Morgan outsources or subcontracts the provisions of services or products provided to GS to third parties, or otherwise relies on third parties to fulfill J.P. Morgan’s information technology or Security functions, then the J.P. Morgan shall require the following:
•	Formal written agreements that require the security controls employed by the third parties to be consistent with J.P. Morgan’s security practices and this Exhibit. In addition, J.P. Morgan must enter into written confidentiality agreements with such third parties.

•	J.P. Morgan shall review, or have an independent audit or risk management group within J.P. Morgan assess, the third party’s security posture.

•	J.P. Morgan shall provide prior notice to GS in connection with all such outsourcing, subcontracts or other reliance after the date of this Agreement.

▪           Back-up and Business Continuity Plans
▪	J.P. Morgan shall have a data backup and offsite storage process, including backup/storage schedules and control requirements that address the following:
•	J.P. Morgan shall have business continuity plans in place which define contingency plans and provide for the testing of such contingency plans. J.P. Morgan shall indicate the frequency of such testing and ensure that those plans ensure the J.P. Morgan’s Service Level commitments to GS can be met.

•	Data backups stored both on and off J.P. Morgan’s site shall be maintained in a secure climate-controlled environment with sufficient controls to ensure the backup media are actually being received by the storage facility and that transportation boxes containing such media have not been tampered with, diverted or lost during transport. GS Data maintained off of J.P. Morgan’s premises for backup and contingency purposes shall be stored, using industry standard technologies prior to being moved offsite. J.P. Morgan is responsible for ensuring all secured Data can be recovered as necessary for business continuity purposes or upon request by GS.

•	GS’s Data shall be irreversibly removed, to the extent possible per current technology, all storage mechanisms and electronic media when such Data is no longer needed for the provision of services or products to GS, as reasonably determined by J.P. Morgan and in compliance with J.P. Morgan’s IT Policies and Standards.
▪	Security and Processing Controls

▪	J.P. Morgan shall have standards and procedures in-place to address system configuration, operation and management controls for the Systems and Networks, including the following:
•	J.P. Morgan shall employ industry-standard security technologies to protect GS Data, including but not limited to physical access controls and logical access controls.

•	Security controls appropriate for the Systems and Networks and their application environment as recommended by manufacturers and best practices published by industry organizations.

•	Identification and patching of security vulnerabilities.

•	Change control process and procedures.

•	Problem management.

•	Incident detection, response and management.

•	Data access entitlement and a review process for existing entitlements and changes to them
▪	If J.P. Morgan connects to the Internet or other external facilities it shall have the following in place:
•	Technology controls including firewalls, security monitoring and alerting systems (i.e. Intrusion Detection Systems).

•	When communicating with GS, J.P. Morgan must implement GS’s preferred security protocols, including secure email, to the extent practicable.

•	When communicating outside J.P. Morgan’s firm via email, WebMail, Chat or other channels, J.P. Morgan shall implement data content and data quantity controls to detect the leakage of GS Data outside J.P. Morgan’s firm via those channels. Processes must be in place to monitor those controls and follow-up suspected incidents relating to the security of such channels.

•	Automated transfers of GS Data from GS to J.P. Morgan shall be secured using appropriate network and/or data controls. Upon receipt of an automated transfer, the GS Data shall be immediately and automatically imported exclusively into a Core Application. Logs of such receipt and importation must be kept and retained for ninety (90) days after termination or expiration of this Agreement. All remnants of the original GS Data data file (i.e., not the copy imported into the Core Application) shall be purged from all locations within twenty-four (24) hours of the GS Data’s importation into the Core Application.

•	Access to GS Data held on Core Applications is restricted and end users are permitted by policy to bulk export data out of the application only for authorized business purposes. “Bulk export” includes, without limitation, the creation of reports, spreadsheets and other end user documents or files that include more than one record.

•	GS Data used for analysis purposes as part of, or in connection with, the migration of GS Data to a Core Application is purged from all locations in accordance with J.P. Morgan IT Policies and Standards. The purge shall include GS Data maintained in email, fileshares, FTP servers, etc.
•	Information Storage and Processing
•	J.P. Morgan shall store and process production GS Data in a controlled (i.e., production, DR or user acceptance testing) environment only. J.P. Morgan shall ensure that non-controlled environments used for development, testing, or any non-controlled activity shall only use test data, and in such cases the test data shall not contain any GS Data.
•	Notification & Reporting Obligations
•	J.P. Morgan shall notify GS of the following events without undue delay, as soon as practicable after the event, except where immediate notice is required below:
o	Upon request annually, change, including by resignation, in information security staff responsible for GS Data or J.P. Morgan’s Systems and Networks;

o	Suspected breaches/compromises (beyond an Attempted Attack) of J.P. Morgan’s Systems and Networks, and claims or threats of such events made by any J.P. Morgan Personnel or external person (immediate notice required);

o	Termination of any Personnel for cause, where related to such Personnel’s potential or actual misuse or compromise of GS Data or J.P. Morgan’s Systems and Networks;

o	If permitted by applicable Law, any law enforcement or governmental investigation or inquiry into suspected misuse or abuse of J.P. Morgan’s Systems and Networks;

o	If any of the GS Data is or was left unprotected, or is or was insufficiently protected for its level of sensitivity and risk, irrespective of whether a security breach has occurred (immediate notice required);

o	The loss of any physical device that may have contained GS Data (immediate notice required).

o	J.P. Morgan will provide reporting, as requested by GS, to GS regarding access to GS Data maintained in the Systems and Networks.
•	Notice to Affected Persons of Compromise of Personal Information.
o	J.P. Morgan shall cooperate with GS in satisfying any legal requirement that requires Customer or J.P. Morgan to provide notice to a person (“Affected Person”) that a suspected breach/compromise of such person’s information is believed to have occurred. J.P. Morgan shall contact GS’s Information Security Department with details of the suspected breach/compromise immediately following its discovery by J.P. Morgan. If notice to Affected Persons is required by law, or if such notice is contemplated by J.P. Morgan, prior to giving such notice J.P. Morgan shall consult with GS as to notice method, content as described below. The timing of any notice to an Affected Person shall be delayed in order to implement any GS and J.P. Morgan measures necessary to determine the scope of the breach/compromise or to remedy or limit the breach/compromise, or if any law enforcement or other government agency advises GS or J.P. Morgan that the issuance of the notice will impede a criminal or other investigation.
•	Method of Notice. Unless otherwise approved by GS, J.P. Morgan shall not provide notice to an Affected Person by unsecure means. “Unsecure means” shall include, without limitation, unencrypted email, and publication on a public website that does not provide a secure sockets layer session for the Affected Person’s password-protected access. In addition, unless otherwise approved by GS, J.P. Morgan shall not provide notice via press release, print media or broadcast media.

•	Content of Notice. The content of J.P. Morgan’s notices to the Affected Person shall be subject to GS’s approval, which shall not be unreasonably withheld or delayed.

•	Cost of Notice. Customer shall not require any notice method or notice content that requires J.P. Morgan to incur any additional cost beyond the cost imposed upon J.P. Morgan by law.

•	Survival. J.P. Morgan’s obligations under this provision shall survive the termination and expiration of the Agreement.
•           Examination of Records.
o	During the Term and for thirty (30) days after termination or expiration of this Agreement, J.P. Morgan shall implement and maintain backup processes sufficient to keep detailed, accurate and up-to-date accounts and records, including computer logs, of all information security activities carried out, and all costs and expenses for which GS must reimburse J.P. Morgan, incurred in the performance of its information security obligations under this Agreement. Notwithstanding the foregoing, J.P. Morgan shall retain such audit records for the time period required by J.P. Morgan IT Policies and Standards. Upon GS’s request, and subject to the restrictions on Confidential Information set forth in this Agreement, J.P. Morgan shall allow GS or its authorized representatives to examine and copy such accounts and records as GS determines may be relevant to information security issues and related expenses arising under this Agreement. Such examination and copying shall occur at reasonable intervals and upon reasonable notice during the Term and for thirty (30) days thereafter. Upon termination or expiration of this Agreement, J.P. Morgan shall also provide GS with a then-current “snapshot” recordation on appropriate media of the accounts and records required to be made available for examination under this provision.
•	Information Security-Related Termination Rights
o	GS shall have the right to terminate immediately the GS-J.P. Morgan Agreement on the occurrence of J.P. Morgan’s failure to comply with this Exhibit, without penalty or charge to GS.

Audit and Inspection by GS
•	Audit Right. J.P. Morgan shall keep detailed accounts and records of all activities carried out, and all costs and expenses incurred, in the performance of its obligations under this Agreement. Upon reasonable notice to J.P. Morgan and during normal business hours, GS or the Funds or their designee has the to audit and verify the Fund’s Books and Records, J.P. Morgan’s operating environment and other areas of service (including those of any subcontractors) to ensure, among other things, that J.P. Morgan is maintaining adequate controls and security measures, that J.P. Morgan’s billings to GS are correct, that reports relating to J.P. Morgan’s performance are accurate and that J.P. Morgan is otherwise complying with this Agreement. GS may conduct audit and verification reviews itself or with the assistance of a third party organization (provided that the third party organization executes a confidentiality agreement that contains protections for confidential information comparable to this Agreement), at GS’s expense. All audits shall be performed in a manner intended to minimize disruption to the parties’ respective businesses. All such audits and verifications may be conducted during the term of this Agreement and for a period of five (5) years] after the termination of this Agreement.

•	Access. Without limiting the foregoing, J.P. Morgan shall provide access, without limitation, to GS, its auditors (including internal audit staff), inspectors, regulators, consultants, and other representatives, to: (i) facilities where the services are being performed; (ii) personnel and subcontractors providing any of the services; and (iii) data and records in the possession of J.P. Morgan relating to any of the services. The applicable GS and GS’s designees shall adhere to J.P. Morgan’s customary security and safety policies.

•	Cooperation. J.P. Morgan shall assist the applicable GS’s auditors (including internal audit staff), inspectors, regulators, consultants and other representatives as is reasonably required. J.P. Morgan shall cooperate fully with GS or its designees in connection with audit functions and with regard to examinations by regulatory authorities and shall, on a timely basis, furnish each with information requested.

•	Categories of Audits. Audits and inspections shall be limited to information relating to the services, and may include: (i) J.P. Morgan’s practices and procedures; (ii) J.P. Morgan’s computer systems; (iii) J.P. Morgan’s controls and security measures and procedures; (iv) J.P. Morgan’s disaster recovery and back-up procedures; (v) any matter necessary to enable GS to meet requirements of law; (vi) J.P. Morgan’s compliance with Applicable Levels of Service; (vii) Books and Records; and (viii) J.P. Morgan’s procedures to maintain the confidentiality of GS’s Confidential Information.

•	No interference. In no event shall GS while conducting audits and investigations materially interfere with J.P. Morgan’s ability to perform its obligations under this Agreement or conduct its other operations in the ordinary course of business.

•	Audit Expenses. GS shall bear its expenses relating to any audit performed under this provision; provided, however, if any such inspection reveals any invoice or payment has not been rendered or made in accordance with the terms of this Agreement and results in an overcharge to GS which results in a refund or credit of the overcharge, J.P. Morgan shall reimburse GS for its reasonable internal costs and external expenses in connection with any audit without prejudice to any other remedies or claims of GS.

•	Exit Conference. Following an audit or examination by GS, GS may (in its sole discretion) conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with J.P. Morgan to obtain J.P. Morgan’s factual concurrence with issues identified in the review.

Physical Security Procedures
Guidelines for minimum physical security measures to be implemented at service locations maintained by J.P. Morgan for services under this Agreement (“J.P. Morgan Service Locations”).
Scope
J.P. Morgan will maintain a Corporate Security Department that will manage the security and life safety functions of the firm. The Corporate Security Department is expected to review the security posture of every J.P. Morgan Service Location and prepare a security plan based upon J.P. Morgan’s corporate standards and the policies detailed in this document.
Administration/Reporting
Security Responsibility
Every J.P. Morgan Service Location, regardless of size, must have one person responsible for security matters. An appropriate employee shall be given this assignment to maintain reliability and assurance.
Duties, Location Security Representative: (All Locations)
Prepare a security plan (“Security Plan”) that conforms to the guidelines set forth in this document and in those policies set forth by the Corporate Security Department.
Ensure that fire evacuation plans and any other crisis plans applicable to that J.P. Morgan Service Location, are viable and tested as required.
Maintain a file containing any material security related problems that occur in the J.P. Morgan Service Location; security and safety related issues in the building; and incidents that occur in the city/country that relate to security/safety, of J.P. Morgan, its personnel, and its clients.
Report significant incidents to J.P. Morgan corporate security in a timely manner. Track and report on an ongoing basis those local incidents that denote a significant threat or that may adversely affect J.P. Morgan and/or the J.P. Morgan Service Location.
Maintain the emergency contact lists for both local contacts and for internal J.P. Morgan notification.
Reports (All Locations)
1.	Security/safety reports shared by J.P. Morgan with and as requested by GS may be redacted to exclude confidential customer information. However, all issues that relate to the general security/safety environment in the J.P. Morgan Service Location could potentially affect GS interest and should be disclosed by the J.P. Morgan.

Corporate Security
1.	J.P. Morgan Corporate Security shall maintain a central repository of copies of J.P. Morgan Service Location security plans.

2.	J.P. Morgan Corporate Security may assist any J.P. Morgan Service Location in developing its security plan.
Physical Security
Access Control
The goal of a facility access control system and its procedure is to limit access to those who have a legitimate reason for entering and to restrict the movement of visitors and J.P. Morgan to those parts of the facility where they have a legitimate purpose. In some cases this restriction will apply to employees, as in the case of limiting access to a computer/equipment room, cage area or segregated department.
It is highly recommended that J.P. Morgan Service Locations utilize access control systems. All J.P. Morgan Service Locations that do not utilize and maintain functioning electronic access card systems must be pre-approved by GS.
1.	Electronic Access Cards:
•	Can be used as an ID Card when required or desired.

•	Creates a record of persons entering access doors at all times.

•	Avoids the time and cost of replacing keys, locks, etc.
2.	Receptionist:
a.	All J.P. Morgan Service Locations should have a receptionist or security officer during working hours.

b.	All J.P. Morgan Service Locations must have some means of controlling access after regular business hours when the receptionist or security officer is not present.
•	CCTV on access points.

•	Door locked and manually opened after hours upon presentation of ID by visitor to security officer or other employee.

•	Security Officer posted at entry points.

Alarms
INTRUSION ALARMS: All J.P. Morgan Service Locations must have an intrusion alarm system that, at a minimum, protects all perimeter openings and major data center portals.
CCTV
The extent of CCTV required will be site-specific and determined on a case by case basis. However, at a minimum:
1.	J.P. Morgan Service Location entry points and major data center portals shall be covered by CCTV.

2.	All cameras must be recorded with recorders located in a secure area and stored for a reasonable period.
Visitors
Reception Areas
1.	No client or visitor should be allowed past the reception area unless they have been positively identified and the person to be visited has verified the appointment.

2.	Doors from reception areas to J.P. Morgan Service Location space should be kept locked and controlled by the receptionist or opened by the person escorting.
Security Officers
1.	Security Officers are a J.P. Morgan Service Location option.

2.	J.P. Morgan shall employ procedures for hiring Security Officers.
Emergency Procedures
Fire/Evacuation Plan
1.	All J.P. Morgan Service Locations must have a Fire/Evacuation Plan and must review it for personnel and other changes as required, minimally once a year.

2.	Every J.P. Morgan Service Location must be familiar with the building’s fire plan. J.P. Morgan’s plan must then take this into consideration. J.P. Morgan must conduct tests to ensure that employees recognize the fire alarm warning system.

3.	All J.P. Morgan Service Locations must have a fire alarm and suppression system that complies with local fire codes.

Bomb Threat Procedure
1.	All J.P. Morgan Service Locations must have a bomb threat response plan that provides for a rational response to a bomb threat. The most critical phase in the process is the assessment of the threat and the decision to evacuate.

2.	The evacuation procedures for the bomb threat plan should mimic the fire evacuation procedures.
Emergency Contact Lists
1.	All J.P. Morgan Service Locations must maintain up to date Emergency Contact Lists. At a minimum these lists should be updated periodically as needed and should contain the following information:
•	A list containing the local J.P. Morgan Service Location personnel who would be involved in security problems or other emergencies

•	All government agencies that could lend support during an emergency

•	Utilities

•	Repair personnel, etc.

•	A list containing all pertinent contact personnel at headquarters and at other regional J.P. Morgan Service Locations
Shredding Policy
•	All J.P. Morgan Service Locations must have an appropriate shredding policy and plan in place.

Mutual Fund Rider to Global Custody Agreement
Between JPMorgan Chase Bank, N.A., and Goldman Sachs Variable Insurance Trust
effective June 30, 2006
The following modifications are made to the Agreement:
     A. Add a new Section 2.18 to the Agreement as follows:
     “2.18. Compliance with Securities and Exchange Commission (“SEC”) rule 17f-5 (“rule 17f-5”).
     (a) Customer’s board of trustees (or equivalent body) (hereinafter ‘Board’) hereby delegates to Bank, and, except as to the country or countries as to which Bank may, from time to time, advise Customer that it does not accept such delegation, Bank hereby accepts the delegation to it, of the obligation to perform as Customer’s ‘Foreign Custody Manager’ (as that term is defined in rule 17f-5(a)(3) as promulgated under the Investment Company Act of 1940, as amended (“1940 Act”)), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold foreign Financial Assets and Cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).
(b) In connection with the foregoing, Bank shall:
(i) provide written reports notifying Customer’s Board of the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, and also provide a description of Bank’s threshold for determination that a change in arrangements is material, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians); Customer considers any change that affects safe custody, beneficial ownership or transferability of Customer’s Financial Assets and Cash to constitute a “material change.”
(ii) exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;
(iii) in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);
(iv) determine that the written contract with an Eligible Foreign Custodian satisfies the requirements of Rule 17f-5(c)(2), requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Financial Assets and Cash based on the standards applicable to custodians in the relevant market and provides indemnification for losses arising out of or in connection with the Eligible Foreign Custodian’s performance of its obligations.
(v) have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements in accordance with Rule 17f-5(c)(3); it being understood, however, that in the event that Bank shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, Bank shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Financial Assets and cash. Bank shall also notify Customer of any other material change in the foreign custody arrangements.
Subject to (b)(i)-(v) above, Bank is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.
     (c) Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.
     (d) Bank represents to Customer that it is a U.S. Bank as defined in Rule 17f-5(a)(7). Customer represents to Bank that: (1) the foreign Financial Assets and cash being placed and maintained in Bank’s custody are subject to the 1940 Act, as the same may be amended from time to time; (2) its Board: (i) has determined that it is reasonable to rely on Bank to perform as Customer’s Foreign Custody Manager (ii) or its investment adviser shall have determined that Customer may maintain foreign Financial Assets and cash in each country in which Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require Bank to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.
     (e) Bank shall provide to Customer such information relating to Country Risk and in the mode of transmission as is specified in Appendix 1 hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but that Bank shall have no responsibility for inaccuracies or incomplete information provided that Bank has used reasonable care in gathering the information and selecting the sources.

     B. Add a new Section 2.19 to the Agreement as follows:
     2.19. Compliance with SEC rule 17f-7 (“rule 17f-7”).
     (a) Bank shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s Foreign Assets with each Eligible Securities Depository used by Bank as of the date hereof (or, in the case of an Eligible Securities Depository not used by Bank as of the date hereof, prior to the initial placement of Customer’s foreign Assets at such Depository) and at which any foreign Assets of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at Bank’s Website. In connection with the foregoing, Customer shall notify Bank of any Eligible Securities Depositories at which it does not choose to have its Foreign Assets held. Bank shall monitor the custody risks associated with maintaining Customer’s foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.
     (b) Bank shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.19(a) above.
     (c) Based on the information available to it in the exercise of due diligence, Bank shall determine the eligibility under rule 17f-7 of each depository before including it on Schedule 3 hereto and shall promptly advise Customer if any Eligible Securities Depository ceases to be eligible by facsimile or electronic transmission of notice. (Eligible Securities Depositories used by Bank as of the date hereof are set forth hereto, and as the same may be amended on notice to Customer from time to time.)
     C. Add the following after the first sentence of Section 5.1(a) of the Agreement: “At the request of Customer, Bank may, but need not, add to Schedule 1 an Eligible Foreign Custodian where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Customer in the event that it elects to add any such entity.”
     D. Add the following language as Sections 5.1(d), (e) and (f) of the Agreement:
     ” (d) The term Subcustodian as used herein shall mean the following:
(i) a ‘U.S. Bank,’ which shall mean a U.S. bank as defined in rule 17f-5(a)(7);
(ii) an ‘Eligible Foreign Custodian,’ which shall mean: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

(iii) For purposes of clarity, it is agreed that as used in Section 5.2(a), the term Subcustodian shall not include any Eligible Foreign Custodian as to which Bank has not acted as Foreign Custody Manager.
     (e) The term ‘securities depository’ as used herein when referring to a securities depository located outside the U.S. shall mean:
an “Eligible Securities Depository” which, in turn, shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order; provided that, prior to the compliance date with rule 17f-7 for a particular securities depository the term “securities depositories” shall be as defined in (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5.
     (f) The term “securities depository” as used herein when referring to a securities depository located in the U.S. shall mean a “securities depository” as defined in rule 17f-4(a).

Appendix 1-A
Information Regarding Country Risk
     1. To aid Customer in its determinations regarding Country Risk, Bank shall furnish annually and upon the initial placing of Financial Assets and cash into a country the following information (check items applicable):

	A	Opinions of local counsel concerning:

___	i.	Whether applicable foreign law would restrict the access afforded Customer’s independent public accountants to books and records kept by an eligible foreign custodian located in that country.

___	ii.	Whether applicable foreign law would restrict Customer’s ability to recover its Financial Assets and cash in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

___	iii.	Whether applicable foreign law would restrict Customer’s ability to recover Financial Assets that are lost while under the control of an Eligible Foreign Custodian located in the country.
	B.	Written information concerning:

___	i.	The foreseeability of expropriation, nationalization, freezes, or confiscation of Customer’s Financial Assets.

___	ii.	Whether difficulties in converting Customer’s cash and cash equivalents to U.S. dollars are reasonably foreseeable.

	C.	A market report with respect to the following topics:
(i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) depositories (including depository evaluation), if any.
     2. To aid Customer in monitoring Country Risk, Bank shall furnish board the following additional information:
     Market flashes, including with respect to changes in the information in market reports.

Schedule 2
ELIGIBLE SECURITIES DEPOSITORIES

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CASH SWEEP RIDER
END-OF-DAY SWEEP SERVICE INTO
NASSAU OVERNIGHT TIME DEPOSITS
As a current or new subscriber to the WSS “end-of-day” sweep service, it is important that you understand how the WSS end-of-day sweep service is operated.
At the end of each business day, collected account balances in subscriber custody accounts will be withdrawn automatically and credited to a WSS omnibus cash account pending deposit to a JPMorgan Chase Nassau branch pooled U.S. Dollar deposit account (the “Pooled Nassau Deposit”). WSS maintain records of each subscriber’s deposit interest in the Pooled Nassau Deposit. Further, WSS will arrange for withdrawals from the Pooled Nassau Deposit necessary to cover any overdrafts to the custody accounts based upon information available to WSS at the end of each business day.
Note that (a) funds held in the Pooled Nassau Account constitute a “deposit payable only at an office located outside the United States” as such phrase is defined in §204.2(t) of Federal Reserve Regulation D, and (b) such funds therefore are not insured by the Federal Deposit Insurance Corporation.
Deposits into and withdrawals from the Pooled Nassau Deposit will be aggregated after the close of business and reallocated accordingly, among the various sweep subscriber accounts. On those business days when the aggregate deposits exceed the aggregate withdrawals for the Pooled Nassau Deposit, WSS will deposit an additional amount representing the net difference. On those business days, however, when the aggregate withdrawals exceed the aggregate fund deposits for the Pooled Nassau Deposit, WSS will withdraw the net difference and use the proceeds to cover debit balances in subscriber accounts.
The net deposit or withdraw for the Pooled Nassau Deposit will be processed through the omnibus cash account on the next business day. Those custody accounts with debit balances, requiring withdrawals from the Pooled Nassau Deposit, will receive provisionally from WSS same-day credit for such withdrawal.
For those custody accounts making deposits, WSS will accrue interest earnings on deposits into the Pooled Nassau Deposit as of the day funds are withdrawn from the custody account. However, for those custody accounts withdrawing amounts from the Pooled Nassau Deposit (to cover overdrafts or otherwise), WSS will retain the previous days interest earnings on the amount withdrawn.
Deposits in the Pooled Nassau Deposit will be reflected on monthly custody account statements as having been made on the date the funds were withdrawn from the custody accounts by WSS. Similarly, withdrawals from the Pooled Nassau Deposit will be reflected on monthly custody account statements as having been made the date WSS credited the custody accounts for the payments that prompted the withdrawal. The records of JPMorgan Chase’s Nassau branch, however, will not reflect the deposits or withdrawals until the next business day.

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RUSSIA RIDER
Executed Hard Copy Incorporated Herein by Reference.

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